October 05, 2009 04:21 PM Central Daylight Time

All State Properties Holdings, Inc. Announces Addition to Executive Management of Company

MEMPHIS, Tenn.--(BUSINESS WIRE)--E Robert Gates Chairman and CEO of **All State Properties Holdings, Inc.** (OTCBB: ATPT), a Memphis-based energy company focused on creating value through acquisition of operating oil and gas wells along with development and acquisition of oil and gas reserves, has announced the appointment of **John C. Miller as President and Chief Operating Officer of the Company.**

Mr. Miller has extensive senior management experience helping corporations realize business opportunities, successfully confront market challenges, and create shareholder and corporate value. He spent several years as a senior executive in the oil & gas industry. His background includes over 14 years at Federal Express where he served as a Senior Vice President/Chief Financial Officer and helped develop the strategy and systems that allowed the company to achieve exceptional year over year growth rates. Mr. Miller was instrumental in various funding initiatives for Federal Express and was part of the management team that took the company public and listed it on the New York Stock Exchange.

John Miller's experience also includes assignments with other exceptional international and domestic companies, private and public, in diverse industries. Earlier in his career, Mr. Miller was one of the youngest division controllers in the history of Ford Motor Company. He has been listed in Marquis Who's Who in America. A 1965 graduate of the University of Pennsylvania Wharton School and past Regional Penn Alumni Club President, Mr. Miller's experience includes serving as a CEO, director or trustee of several international and domestic business, professional, higher education and philanthropic organizations.

This press release contains "forward-looking statements," as contemplated by the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated herein. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. Stockholders should consider other factors as set forth in detail in the Risk Factors section of the Company's most recent quarterly report on Form 10-Q and annual report on Form 10-K as well as other filings the Company has made with the Securities and Exchange Commission, which are posted online. Stockholders and prospective stockholders should rely only on the information in this document.

Contacts

For All State Properties Holdings, Inc.
Trinity Media Group, Inc.
Jamey Smith, 386-259-4094 (Office)

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